EXHIBIT 10.1

HELEN OF TROY LIMITED

PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT

FOR GOOD AND VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, Helen of Troy Limited (the “Company”), a Bermuda company, hereby grants to Julien Mininberg, the Chief Executive Officer of the Company (the “Holder”), Restricted Stock Units (“RSUs”), each such RSU contingently entitling the Holder to acquire one common share, par value $0.10 per share of the Company (the “Shares”), which are subject to certain restrictions and to a risk of forfeiture upon the terms set forth in this restricted stock unit agreement (this “RSU Agreement”) and the associated grant award information (the “Grant Information”) maintained on the website of the stock brokerage or such other financial services firm as may be designated by the Company (the “Designated Broker”) (collectively, this RSU Agreement and the Grant Information shall be referred to as the “Agreement”):

WHEREAS, the Company has established and maintains the Helen of Troy Limited 2008 Stock Incentive Plan (as amended from time to time, the “Plan”); and

WHEREAS, Helen of Troy Nevada Corporation, a Nevada corporation and a wholly owned subsidiary of the Company (“HoT Nevada”), and the Holder have entered into an Employment Agreement dated January 14, 2014 (as amended, restated and modified from time to time, the “Employment Agreement”); and

WHEREAS, in accordance with the terms of the Employment Agreement, the Holder has been granted the following award under the Plan (the “Award”) in connection with his retention as an employee and as compensation for services to be rendered.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

1.              Defined Terms; Plan.  Terms used but not defined herein shall have the same meaning ascribed to such terms in the Plan.  This Agreement and the grant herein are subject to the terms and conditions herein and the terms and conditions of the applicable provisions of the Plan and the Employment Agreement, the terms of which are incorporated herein by reference.  For purposes of this Agreement:

(a)                                 “Adjusted Net Income” means the sum of (i) the consolidated net income (or loss) of the Company, determined on a consolidated basis in accordance with GAAP plus (ii) to the extent included in clause (i) above, any after tax impact (in each case, as determined using the Corporate Tax Rate) of any asset impairment charges (including asset impairment charges relating to goodwill or other intangible assets) incurred by the Company and its subsidiaries, restructuring charges, gain or loss on acquisitions or dispositions, and chief executive officer succession costs, in each case, as determined in accordance with GAAP and as reported in the Company’s Form 10-K; provided that there shall be excluded the income (or deficit) of any entity accrued prior to the date it becomes a subsidiary or is merged into or consolidated with the Company or any of its subsidiaries.

(b)                                 “Base Period EPS” means the EPS for the fiscal year ended February 28, 2014 of $3.54.

(c)                                  “Cash Flow Productivity” means, for each fiscal year within the Performance Period, when expressed as a percentage, is equal to the quotient of (i) the net cash provided by operating activities (if any) of the Company, minus capital and intangible asset expenditures, in each case, as set forth on the

Company’s consolidated statement of cash flows reported in the Company’s annual report on Form 10-K (or if no such annual report has been filed prior to the date of the certification of the Award pursuant to Section 3 and the Plan, as determined by the Committee based on consolidated financial statements of the Company) and as determined on a consolidated basis in accordance with GAAP, divided by (ii) the Adjusted Net Income.

(d)                                 “Closing Average Share Value” means the average of the daily closing prices per share of the Shares or a Group Company’s common stock, as the case may be, as reported on the Stock Exchange for the 20 Trading Days immediately prior to and including February 28, 2017.

(e)                                  “Corporate Tax Rate” means, for any fiscal year within the Performance Period, the effective income tax rate of the Company and its subsidiaries for the Performance Period corresponding with the Adjusted Net Income for the applicable fiscal year.

(f)                                   “EPS” means, with respect to any period, the quotient of (i) the Adjusted Net Income, divided by (ii) the weighted average number of the Shares outstanding on a diluted basis.

(g)                                  “EPS CAGR” means the compound annual growth rate, rounded to the nearest one-hundredth of one percent, from the Base Period EPS to the Performance Period EPS.

(h)                                 “GAAP” means generally accepted accounting principles used and applied in the United States of America.

(i)                                     “Group Companies” means those companies in the peer group of companies set forth on Exhibit B; provided that the Group Companies may be changed by the Committee as follows: (i) in the event of a merger, acquisition, business combination transaction or sale of all or substantially all of the assets of a Group Company with, to or by another Group Company, or with, to or by an entity that is not a Group Company, in each case where the Group Company is the surviving or acquiring entity and remains publically traded, the surviving or acquiring entity shall remain a Group Company; (ii) in the event of a merger, acquisition, business combination transaction or sale of all or substantially all of the assets of a Group Company with, to or by another entity that is not a Group Company, or “going private transaction,” where the Group Company is not the surviving or acquiring entity or is otherwise no longer publicly traded, the company shall no longer be a Group Company; (iii) in the event of a bankruptcy of a Group Company, such company shall remain a Group Company and its stock price will continue to be tracked for purposes of the Relative TSR calculation; and (iv) if a Group Company liquidates or otherwise ceases to conduct substantial business operations, it will remain a Group Company and its stock price will be reduced to zero for the remainder of the Performance Period.  The Company shall rely on press releases, public filings, website postings, and other reasonably reliable information available regarding a Group Company in making a determination that any of the changes described in clauses (i) through (iv) above has occurred.

(j)                                    “Opening Average Share Value” means the average of the daily closing prices per share of the Shares or a Group Company’s common stock, as the case may be, as reported on the Stock Exchange for the 20 Trading Days immediately prior to and including March 1, 2014.

(k)                                 “Performance Goals” means the Relative TSR, the EPS CAGR and the Cash Flow Productivity.

(l)                                     “Performance Period” means the three (3) fiscal year period commencing on March 1, 2014 and ending on February 28, 2017.

(m)                             “Performance Period EPS” means the EPS for the fiscal year ended February 28, 2017.

(n)                                 “Relative TSR” means the Company’s TSR for the Performance Period relative to the Group Companies’ TSR as calculated in accordance with the terms and conditions of Exhibit A.

(o)                                 “Stock Exchange” means a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended, or if not so reported, as otherwise reported by the principal exchange or over-the-counter market on which such shares are trading, if any, or as reported on any composite index which includes such principal exchange.

(p)                                 “Trading Day” means any day during which the Shares and the Group Company’s common stock, as the case may be, is quoted or traded on a Stock Exchange.

(q)                                 “TSR” means the number calculated by dividing (i) the Closing Average Share Value minus the Opening Average Share Value (in each case adjusted to take into consideration the cumulative amount of dividends per share for the Performance Period, assuming reinvestment, as of the of applicable ex-dividend date, of all cash dividends and other cash distributions (excluding cash distributions resulting from share repurchases or redemptions by the Company) paid to shareholders) by (ii) the Opening Average Share Value.

2.              Grant. The Holder is hereby granted a target award of 26,068 performance-based RSUs (“Target Award”) pursuant to the Plan, each such RSU contingently entitling the Holder to acquire one Share, subject to adjustment as set forth in this Agreement and subject to certain restrictions and a risk of forfeiture as set forth in this Agreement, the Plan and the Employment Agreement (if applicable).  The RSUs are granted as of May 22, 2014 (the “Grant Date”).

3.              Vesting of Award.  Subject to the Holder’s continued Service with the Company and the terms and conditions of this Agreement, the Employment Agreement and the Plan, the RSUs shall be settled by transferring to the Holder a number of Shares based on the Target Award (as adjusted pursuant this Agreement and the Plan) if, and only to the extent that, the Performance Goals are achieved during the Performance Period in accordance with Exhibit A.  The Committee shall certify after the completion of the Performance Period, whether and to what extent the Performance Goals have been met. The actual number of RSUs that shall vest and the Shares to be issued to the Holder will pursuant to the terms and conditions of this Agreement vary depending upon the attainment of the Performance Goals, and will be between 0% and 200% of the Target Award.

4.              Effect of Termination of Service; Effect on Unvested RSUs.  Subject to Section 9 below and the other terms and conditions of this Agreement and notwithstanding Section 3 above, upon a Termination of Service for any reason prior to the end of the Performance Period, all unvested RSUs shall be immediately forfeited.

5.              Issuance of Shares; Certificates. If the Holder’s RSUs vest under the terms of this Agreement or the Employment Agreement, the Holder shall be issued a number of Shares equal to the number of RSUs which have vested, without payment therefor, as full consideration for the vested RSUs.  Except as otherwise provided in Sections 15 and 23 of this Agreement, upon the vesting of the RSUs, the Company shall deliver or cause to be delivered certificates representing the Shares or other evidence (which may include a book entry by the Company’s transfer agent) of the Shares so issued in the name of the Holder to the brokerage firm designated by the Company to maintain the brokerage account established for the Holder on or before the expiration of thirty (30) days following the date of the Committee’s certification or determination of the attainment of the Performance Goals for the Performance Period (but not later than the last day of the calendar year in which such RSUs vest).  No fractional Shares shall be issued under this Agreement.

6.              No Rights of a Shareholder. Until such time as the RSUs vest, the Holder shall not have any of the rights of a shareholder, including, without limitation, the right to vote Shares and the right to receive dividends thereon.

7.              Nontransferability.  Prior to vesting, the RSUs shall not be transferable by the Holder otherwise than by will or by the laws of descent and distribution.  Notwithstanding anything to the contrary herein, the Committee, in its sole discretion, shall have the authority to waive the requirements of this Section 7 and Section 21 of the Plan or any part hereof or thereof that is not required under the rules promulgated under any law, rule or regulation applicable to the Company.

8.              Transfer of Shares.  Upon the vesting of the RSUs and the delivery of vested Shares hereunder, such vested Shares or any interest therein may be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part, only in compliance with the terms, conditions and restrictions as set forth in the governing instruments of the Company, applicable United States federal and state securities laws or any other applicable laws or regulations and the terms and conditions of this Agreement and the Plan.

9.              Effect of Change of Control.  Notwithstanding anything in this Agreement, the Employment Agreement or the Plan to the contrary, in the event a Change of Control occurs prior to vesting of the RSUs, the vesting of the RSUs shall not be accelerated by reason of such Change of Control.

10.       Confidentiality.

(a)         During the period that Holder provides Services or engages in any other activity with or for the Company and for a one year period thereafter, Holder shall treat and safeguard as confidential and secret all Confidential Information received by Holder at any time. Without the prior written consent of the Company, except as required by law, Holder will not disclose or reveal any Confidential Information to any third party whatsoever or use the same in any manner except in connection with the businesses of the Company and its Subsidiaries. In the event that Holder is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose (i) any Confidential Information or (ii) any information relating to his or her opinion, judgment or recommendations concerning the Company or its Subsidiaries as developed from the Confidential Information, Holder will provide the Company with prompt written notice of any such request or requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions contained herein. If, failing the entry of a protective order or the receipt of a waiver hereunder, Holder is, in the reasonable opinion of his or her counsel, compelled to disclose Confidential Information, Holder shall disclose only that portion and will exercise best efforts to obtain assurances that confidential treatment will be accorded such Confidential Information.

(b)         Holder acknowledges that remedies at law for any breach by him or her of Section 10(a)  may be inadequate and that the damages resulting from any such breach are not readily susceptible to being measured in monetary terms. Accordingly, Holder acknowledges that upon his or her violation of any provision of Section 10(a), the Company will be entitled to immediate injunctive relief and may obtain an order restraining any threatened or future breach. Holder further agrees, subject to the proviso at the end of this sentence, that if he or she violates any provisions of Section 10(a) , Holder shall immediately forfeit any rights under this Agreement and shall return any Shares held by Holder received upon the vesting of Shares underlying the Award granted under this Agreement, together with any proceeds from sales of any Shares received upon the vesting of Shares underlying the Award. Nothing in this Section 10 will be deemed to limit, in any way, the remedies at law or in equity of the Company, for a breach by Holder of any of the provisions of Section 10(a).

(c)          If any provision or part of any provision of Section 10 is held for any reason to be unenforceable, (i) the remainder of this Section 10 shall nevertheless remain in full force and effect and (ii) such provision or part shall be deemed to be amended in such manner as to render such provision enforceable.

11.       Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  The Holder hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.  The Holder hereby agrees that all on-line acknowledgements shall have the same force and effect as a written signature.

12.       Lock Up Agreement.  The Holder agrees that upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, the Holder shall agree in writing that for a period of time (not to exceed 180 days) from the effective date of any registration of securities of the Company, the Holder will not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Shares received on account of RSUs that may vest during such period of time, without the prior written consent of the Company or such underwriters, as the case may be.

13.       Expenses of Issuance of Shares.  The issuance of certificates or other evidence representing the Shares, in whole or in part, shall be without charge to the Holder.  The Company shall pay, and indemnify the Holder from and against any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official (other than income taxes) or by reason of the issuance of Shares hereunder.

14.       Clawback Policy.  The Award granted pursuant to this Agreement shall be subject to (a) Section 304 of the Sarbanes Oxley Act of 2002 and (b) to the extent required under the rules and/or regulations issued pursuant to the Dodd-Frank Act of 2010, any clawback policy adopted by the Company pursuant to such rules and/or regulations.

15.       Timing of Payments and Compliance with Deferred Compensation Rules.  Notwithstanding any other provision of the Plan or Agreement, if the Holder becomes entitled to a delivery of the Shares underlying his RSUs by reason of his “separation from service” (as determined in accordance with Section 409A of the Code at a time when the Holder is a “specified employee,” then to the extent necessary to avoid a prohibited distribution under Code Section 409A(a)(2), the delivery of such Shares will be delayed until the earlier of the first day of the seventh month following the Holder’s separation from service or the date of the Holder’s death.

16.       References. References herein to rights and obligations of the Holder shall apply, where appropriate, to the Holder’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

17.       Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered if delivered in person, (b) three days after being sent by registered or certified mail, return receipt requested, postage prepaid, (c) one day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, (d) on the date of confirmation of receipt of transmission by facsimile or (e) on the date of the notice being sent by e-mail at the e-mail address in the records of the Company, in each case to the intended recipient as set forth below (or to such other address, facsimile number, email address or individual as a party may designate by notice to the other parties, except that notices of change of address shall be effective only upon receipt at the address last on the records of the Company or any Subsidiary):

If to the Company:

Helen of Troy Limited

One Helen of Troy Plaza

El Paso, TX 79912

Attn.: General Counsel

If to the Holder:

Julien Mininberg

c/o Helen of Troy L.P.

One Helen of Troy Plaza

El Paso, TX 79912

18.       Governing Law.  This Agreement and all claims or disputes arising hereunder or related to this Agreement, the transactions contemplated hereby or the conduct of any person in connection herewith shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and to be performed in the State of Texas without regard to conflict of laws principles.

19.       Code Section 409A and Code Section 457A.  This Agreement and the benefits provided hereunder are intended to comply with, or be exempt from, to the extent applicable, with Code Section 409A and the Treasury Regulations and other guidance promulgated or issued thereunder and Code Section 457A and the Treasury Regulations and other guidance promulgated or issued thereunder (the “Deferred Compensation Rules”), and the provisions of this Agreement shall be interpreted and construed consistent with this intent.  If Holder, the Company or HoT Nevada believes, that the Agreement does not so comply with the Deferred Compensation Rules, it shall promptly advise the others and shall negotiate reasonably and in good faith to amend the terms of the Agreement such that it complies with the Deferred Compensation Rules, as applicable, (with the most limited possible economic effect on the Holder, the Company and HoT Nevada).  Notwithstanding the foregoing, in the event the Agreement is found not to comply with the Deferred Compensation Rules, neither the Company nor HoT Nevada shall be required to assume any increased economic burden in connection therewith.

20.       Entire Agreement.  This Agreement, the Employment Agreement and the Plan constitute the entire agreement among the parties relating to the subject matter hereof, and any previous agreement or understanding among the parties with respect thereto is superseded by this Agreement, the Employment Agreement and the Plan.

21.       Counterparts.  This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

22.       Conflict.  To the extent the provisions of this Agreement conflict with the terms and conditions of the Employment Agreement, the terms and conditions of the Employment Agreement shall control, provided that such Employment Agreement is in effect at the time of such conflict.

23.       Compliance with Legal Requirements.  Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing Shares pursuant to the vesting or settlement of the Award, unless and until the Committee has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded.   The Committee shall have the right to require the Holder to comply with any timing or other restrictions with respect to the settlement of the Award, including a window-period limitation.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned is deemed to have executed this Agreement as of the Grant Date and the Holder is deemed to have executed this Agreement as of the date of his or her acceptance of the grant on the Designated Broker’s website.

HELEN OF TROY LIMITED

By:	/s/ Timothy F. Meeker
	Name:	Timothy F. Meeker
	Title:	Director, Chairman of the Board

HOLDER

/s/ Julien Mininberg
Julien Mininberg, individually

Exhibit A

Performance-Based Restricted Stock Unit Award

Performance-Based Requirements

The RSUs will be earned subject to the following performance-based requirements:

1.              Fifty percent (50%) of the Target Award will be earned based on the achievement of a positive EPS CAGR.  The actual number of RSUs that will be earned by Holder with respect to EPS CAGR shall be:

Performance Level	EPS CAGR Achievement	Vesting Percentage of Target Award(1)
Maximum	9.6%	200%
Target	8.0%	100%
Threshold	7.2%	50%
Below Threshold	Less than 7.2%	0%

2.              Twenty-Five percent (25%) of the Target Award will be earned based on the achievement of a positive Cash Flow Productivity.  The actual number of RSUs that will be earned by Holder with respect to Cash Flow Productivity shall be:

Performance Level	Cash Flow Productivity Achievement	Vesting Percentage of Target Award(1)
Maximum	90.0%	200%
Target	80.0%	100%
Threshold	70.0%	50%
Below Threshold	Less than 70.0%	0%

3.              Twenty-Five percent (25%) of the Target Award will be earned based on the achievement of Relative TSR.  The actual number of RSUs that will be earned by Holder with respect to Relative TSR shall be:

Performance Level	Relative TSR Ranking	Vesting Percentage of Target Award(1)
Maximum	75.0 percentile	200%
Target	50.0 percentile	100%
Threshold	35.0 percentile	50%
Below Threshold	Less than 35.0 percentile	0%

(1)         Straight line interpolation will apply to vesting percentages between the ones shown.

For purposes of determining the Company’s Relative TSR percentile ranking, the TSR for the Performance Period of each company in Group Companies shall be ranked from highest to lowest according to their respective TSRs.  After this ranking, the percentile performance of the Company will be determined using the following formula and definitions in Microsoft Excel:

A-1

PERCENTRANK.INC (array,x,[significance])

Array: The array of TSR values for the Group Companies for the Performance Period.

X: The Company’s TSR for the Performance Period.

Significance (optional): A value that identifies the number of significant digits for the returned percentage value. If omitted, PERCENTRANK.INC uses three digits (0.xxx).

A-2

Exhibit B

Group Companies

Jarden Corp.	American Greetings Corp.
Newell Rubbermaid Inc.	Tempur Sealy International Inc.
Clorox Co. (The)	Revlon Inc.
Coty Inc.	Elizabeth Arden Inc.
Spectrum Brands Holdings Inc.	NACCO Industries Inc.
Church & Dwight Co. Inc.	Libbey Inc.
Tupperware Brands Corp.	Lifetime Brands Inc.
Nu Skin Enterprises Inc.

B-1